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EXHIBIT 23.3

CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
AT&T Canada Inc.:

We consent to the incorporation by reference in the registration statement on Form S-4 of AT&T Corp. of our report dated February 1, 2002, except as to note 2, which is as of March 14, 2002, as to note 5, which is as of February 20, 2002 and as to note 9(h), which is as of May 1, 2002, relating to the consolidated balance sheets of AT&T Canada Inc. ("the Company") as of December 31, 2001 and 2000, and the related consolidated statements of operations and deficit and cash flows for each of the years in the three-year period ended December 31, 2001, which report appears as an exhibit in the annual report on Form 10-K/A of AT&T Corp., and to the reference to our firm under the heading "Experts" in the registration statement.

Our report dated February 1, 2002, except as to note 2, which is as of March 14, 2002, as to note 5, which is as of February 20, 2002 and as to note 9(h), which is as of May 1, 2002, contains Comments by the Auditors for U.S. Readers on Canada—U.S. Reporting Differences which states that in the United States, reporting standards for auditors require the addition of an explanatory paragraph (following the opinion paragraph) when the financial statements are affected by conditions and events that cast substantial doubt on the Company's ability to continue as a going concern such as those described in note 2 to the consolidated financial statements. Our report to the shareholders is expressed in accordance with Canadian reporting standards, which do not permit a reference to such conditions and events in the auditors' report when these are adequately disclosed in the financial statements.

KPMG LLP

Toronto, Canada
May 9, 2002

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  EXHIBIT 23.3
CONSENT OF INDEPENDENT AUDITORS